EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 31, 2003 by and among REMEC China Holdings SRL, a Barbados society with restricted liability (the “Buyer”), Himark Telecom Group Limited, a Cayman Islands exempt company (the “Seller”), and Shu Yi Lin (“Ms. Lin”) and Mao Cheng Lin (collectively, the “Principals”), the 100% legal owners of REMEC Himark Telecom Co., Ltd., a People’s Republic of China company (“Himark Beijing”).

BACKGROUND

A. Himark Beijing is a People’s Republic of China (“PRC”) company engaged in the distribution and wholesale sales of wireless telecommunications products and related services (the “Himark Business”) in the PRC (the term “Himark Business” includes the business of REMEC Himark (Hong Kong) Co. Limited referenced in recital B below).

B. REMEC Himark (Hong Kong) Co., Limited, a Hong Kong company, is also engaged in the Himark Business in Hong Kong and elsewhere (“Himark Hong Kong”).

C. The Seller is the equitable owner of 100% of the securities of Himark Beijing, through an option agreement dated August 9, 2002 between the Seller, the Principals and Himark Beijing, and the legal and equitable owner of 100% of the securities of Himark Hong Kong.

D. The Principals, being citizens of the PRC, are the legal owners of 100% of the securities of Himark Beijing.

E. The Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, certain assets of the Seller. The Principals, being the economic beneficiaries of the transactions contemplated by this Agreement, have agreed to facilitate this purchase and sale by way of certain collateral agreements and otherwise.

AGREEMENT

In consideration of the terms, conditions, agreements and covenants contained in this Agreement, the parties to this Agreement agree as follows:

SECTION 1.

DEFINITIONS

In this Agreement capitalized terms will have the following respective meanings:

1.1 “Affiliates” mean, with respect to any entity, any person or entity that controls, is controlled by or is under common control with the entity.

1.2 “Assets” has the meaning set forth in Section 2.1 of this Agreement.

1.3 “Assignment Documents” means those agreements, in form and content acceptable to Buyer in its sole discretion, that evidence the transfer of all of the assets of Beijing Himark Telecom Ltd., a limited liability company organized under the laws of the People’s Republic of China, Beijing Airtech Communication Equipment Co,. Ltd., a limited liability company organized under the laws of the People’s Republic of China and Airtech Wireless (H.K.) Limited, and the Seller to Himark Beijing or Himark Hong Kong, as specified by the Buyer.

1.4 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.5 “Buyer” has the meaning set forth in the preamble to this Agreement.

1.6 “Buyer Schedule” has the meaning set forth in Article IV of this Agreement.

1.7 “Cash Consideration” means $3,000,000, which amount will be paid by the Buyer by wire transfer or bank check at the direction of the Seller.

1.8 “Closing” means the closing of the transactions contemplated by this Agreement.

1.9 “Closing Date” means the date the Closing takes place.

1.10 “Collateral Agreements” mean the Option Agreement, the Pledge Agreement, the Exclusive Services Agreement, the Repurchase Agreement, the Transfer Documents, the Voting Agreement, any side letter specifically referencing this Agreement and the Employment Agreements, including each of their respective exhibits and schedules.

1.11 “Deemed Consolidated Entities” means the Seller, all subsidiaries of the Seller and Himark Beijing, all on a deemed consolidated basis.

1.12 “Employment Agreements” means the Employment Agreements and Proprietary Information and Invention Assignment Agreements, each dated June 1, 2003 and between the Buyer and Ms. Lin, and REMEC and Ms. Lin, the forms of which are attached as Exhibit E(a), E(b), E(c) and E(d) to this Agreement.

1.13 “Environmental Laws” has the meaning set forth in Section 3.18 of this Agreement.

1.14 “Equity” means the capital of an entity, including but not limited to registered capital, shares, quotas, membership units, options, warrants, rights and all other securities and obligations convertible into any of the foregoing.

1.15 “Exchange Act” means the United States Securities Exchange Act of 1934, as it may be amended from time to time.

1.16 “Exclusive Services Agreement” means the Exclusive Services Agreement, dated May 31, 2003 and between Himark Beijing and REMEC Shanghai, the form of which is attached as Exhibit F to this Agreement.

1.17 “Financial Statements” has the meaning set forth in Section 3.8 of this Agreement.

1.18 “Fully-Diluted Basis” means all Equity of an entity that is authorized, issued or reserved, including without limitation, equity that is or may be issued pursuant to the exercise or conversion of any other security or obligation of the entity.

1.19 “Himark Beijing” has the meaning set forth in the preamble to this Agreement.

1.20 “Himark Beijing Securities” means 100% of the Equity in Himark Beijing.

1.21 “Himark Business” has the meaning set forth in the recitals to this Agreement.

1.22 “Himark Hong Kong” has the meaning set forth in the recitals to this Agreement.

1.23 “Himark Hong Kong Stock” means 100% of the Equity in Himark Hong Kong.

1.24 “Indemnified Party” and “Indemnifying Party” each have the meaning set forth in Section 9.1 of this Agreement.

1.25 “Legal Representative” means the executive director of Himark Beijing.

1.26 “Liens” has the meaning set forth in Section 3.5 of this Agreement.

1.27 “Loss” and “Losses” each have the meaning set forth in Section 9.1 of this Agreement.

1.28 “Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

1.29 “Material Contract” means any contract material to the Himark Business and as further defined in Section 3.11 of this Agreement.

1.30 “Ms. Lin” has the meaning set forth in the preamble to this Agreement.

1.31 “Option” means the option granted to the Buyer (or its nominee) by the Principals to acquire up to 100% of the Equity of Himark Beijing, which option is evidenced by the Option Agreement.

1.32 “Option Agreement” means the Option Agreement, dated May 31, 2003 and between the Buyer (or its nominee), Himark Beijing and the Principals, the form of which is attached as Exhibit C to this Agreement.

1.33 “PRC” has the meaning set forth in the recitals to this Agreement.

1.34 “Permits” mean any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required or advisable to be issued for the operation of the Himark Business.

1.35 “Pledge Agreement” means the Pledge Agreement, dated May 31, 2003 and between the Buyer (or its nominee), Himark Beijing and the Principals, the form of which is attached as Exhibit D to this Agreement.

1.36 “Principals” has the meaning set forth in the preamble to this Agreement.

1.37 “RMB” means Ren Min Bi, the currency of the PRC.

1.38 “Real Property” means all real property (including leasehold interests) utilized by any of the Seller, Himark Hong Kong or Himark Beijing in the Himark Business.

1.39 “Registrable Shares” has the meaning set forth in Section 10.1 of this Agreement.

1.40 “Registration Effective Period” has the meaning set forth in Section 10.3(a) of this Agreement.

1.41 “Registration Indemnified Person” has the meaning set forth in Section 10.5(c) of this Agreement.

1.42 “Registration Indemnifying Person” has the meaning set forth in Section 10.5(c) of this Agreement.

1.43 “REMEC” means REMEC, Inc, a California corporation.

1.44 “REMEC China Securities” means 11 shares of Class A Preferred Shares of REMEC International.

1.45 “REMEC Entities” mean the Seller and REMEC Shanghai on a consolidated basis.

1.46 “REMEC Indemnified Person” has the meaning set forth in Section 10.5(b) of this Agreement.

1.47 “REMEC International” means REMEC International, Inc., a Barbados international business company.

1.48 “REMEC Shanghai” means REMEC Wireless Telecommunications (Shanghai) Co., Ltd., a PRC wholly owned foreign enterprise, a wholly-owned subsidiary of the Buyer.

1.49 “REMEC Stock” means 1,391,650 fully paid and non-assessable shares of the common stock of REMEC.

1.50 “Repurchase Agreement” means the Repurchase Agreement, dated May 31, 2003 and between the Seller and REMEC International, the form of which is attached as Exhibit H to this Agreement.

1.51 “Resale Registration Statement” has the meaning set forth in Section 10.2 of this Agreement.

1.52 “Sale Consideration” has the meaning set forth in Section 2.2 of this Agreement.

1.53 “Securities Act” has the meaning set forth in Section 5.1 of this Agreement.

1.54 “SEC” means the United States Securities and Exchange Commission.

1.55 “Seller” has the meaning set forth in the preamble to this Agreement.

1.56 “Seller Indemnified Person” has the meaning set forth in Section 10.5(a) of this Agreement.

1.57 “Seller Schedule” has the meaning set forth in Article IV of this Agreement.

1.58 “Suspension Right” has the meaning set forth in Section 10.3(c) of this Agreement.

1.59 “Taxes” means any PRC, United States or other country’s federal, state, provincial, district, county, or other local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, stamp, production, business and occupation, value-added, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

1.60 “Tax Returns” has the meaning set forth in Section 3.10 of this Agreement.

1.61 “Transfer Documents” means those certain transfer documents in a form acceptable to the Buyer effecting the transfer of the Assets from the Seller to the Buyer.

1.62 “US GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

1.63 “Voting Agreement” means the Irrevocable Proxy and Voting Agreement between Seller and REMEC, the form of which is attached as Exhibit G to this Agreement.

SECTION 2.

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, all of the assets of the Seller set forth on Schedule 2.1 to this Agreement, in consideration for the payment by the Buyer to the Seller of the Sale Consideration (the “Assets”). Subject to the terms of the Option Agreement, to the extent that legal, equitable or any other ownership of any of the Assets is vested in either or both of the Principals or any other entity within the control of either or both of the Principals, the Principals also hereby agree to sell or cause to be sold to the Buyer that portion of the Assets for which ownership is vested in their or the other entity’s name. In connection with the purchase and sale of the Assets pursuant to this Agreement, the Buyer will assume in writing at the Closing only those liabilities and obligations of the Seller and the Principals as are specifically described on Schedule 2.1 to this Agreement. No other liabilities or obligations of any nature, (including, without limitation, product liability) whether known or unknown, fixed or contingent, accrued or unaccrued, will be assumed by the Buyer in connection with the purchase and sale of the Assets, and all unassumed liabilities and obligations will remain the responsibility of the Seller and the Principals, as appropriate. The Seller and Ms. Lin will indemnify and hold harmless the Buyer against all unassumed liabilities and obligations, including associated costs and expenses, as more fully set forth in Section 9 of this Agreement.

2.2 Sale Consideration. Subject to the other terms and conditions of this Agreement, and as full payment for the Assets, the Buyer will pay and transfer to the Seller the following:

(a) the REMEC China Securities;

(b) the REMEC Stock; and

(c) the Cash Consideration (each of (a), (b) and (c) above being collectively the “Sale Consideration”).

For purposes of clarity, the Sale Consideration is the total consideration payable by the Buyer for the Assets. To the extent that legal, beneficial or any other ownership of any of the Assets is vested in either Principal or any other entity within the control of either or both of them, the Seller and the Principals will cooperate among themselves to (i) transfer the Assets to the Buyer as set forth in this Agreement and (ii) allocate among themselves (or other controlled entity) the Sale Consideration in the manner they deem just and appropriate in the circumstances. Notwithstanding the foregoing, Schedule 2.2 to this Agreement sets forth the allocation among the Assets, for tax and all other purposes, of the value paid in respect of the transactions contemplated by this Agreement.

2.3 Closing. The Closing will be held promptly but no later than three (3) business days after the satisfaction or waiver of all conditions to Closing set forth in this Agreement, at 3:00 p.m., Pacific Daylight Time (United States), on a date and location as mutually determined by the Buyer and the Seller.

2.4 Delivery. At the Closing, each of the Buyer and the Seller will deliver to the other or as otherwise set forth in this Agreement or the Collateral Agreements, certificate(s) evidencing ownership of the REMEC China Securities and the REMEC Stock, on the one hand, and the Himark Hong Kong Stock and the Himark Beijing Securities, on the other.

2.5 Prior Documentation. Each of the parties to this Agreement acknowledge that prior documentation providing for a proposed transaction, dated on or about August 9, 2002, existed between the parties. Each of the parties to this Agreement certifies hereby that the proposed transaction set forth in the prior documentation did not close as a consequence of the failure to satisfy certain conditions to close contained in the prior documentation. In addition, each of the Seller and the Principals hereby acknowledge and agree that the Option Agreement dated August 9, 2002 between the Seller, the Principals and Himark Beijing granting the Seller an option to purchase Himark Beijing has been terminated and to the extent it has not been terminated it is hereby terminated effective as of the Closing Date.

2.6 Buyer Assignment of Assets. Each of the Seller and the Principals acknowledge that the Buyer intends to structure ownership of the Assets in a manner that corresponds with the Buyer’s overall international corporate business plan, and the Seller and the Principals agree that the Buyer may cause the Assets to be transferred to (and permit any or all of Himark Beijing’s and Himark Hong Kong’s employees to be hired by) any of the Buyer’s subsidiaries and Affiliates as the Buyer directs. Each of the Seller and the Principals agree (a) that the Buyer may direct them to transfer some or all of the Assets directly to a subsidiary or Affiliate of the Buyer in the PRC or elsewhere and (b) to cooperate with the Buyer in all respects in effectuating this corporate business structuring.

2.7 Taxes. The parties agree that any VAT or transfer taxes payable on the transfers described in this Agreement shall be paid by the Seller and not by the Buyer; provided, however, that any stamp duty payable on the transfer of the Himark Hong Kong Stock shall be payable by the Buyer.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedule of Exceptions attached as Schedule A to this Agreement (with the various referenced schedules in this Article 3, the “Seller Schedule”), the Seller and the Principals, in all cases jointly and severally, hereby represent and warrant to the Buyer as follows:

3.1 Organization and Corporate Power. Each of the Seller, Himark Hong Kong and Himark Beijing is a validly existing company in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite company power and authority to carry on its business as now being conducted and as proposed to be conducted. Furthermore, each of the Seller, Himark Hong Kong and Himark Beijing is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified, or licensed, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Deemed Consolidated Entities. Each of the Seller, Himark Hong Kong and Himark Beijing has no subsidiaries other than, in respect of the Seller, Himark Hong Kong and equitable ownership of Himark Beijing. Himark Hong Kong is a wholly-owned subsidiary of the Seller. All of Himark Beijing’s Equity is equitably owned by the Seller. The Seller is a holding company and has conducted no business, has no employees, liabilities, assets and contractual obligations (in each case other than as expressly provided by this Agreement).

3.2 Authority. Each of the Seller, the Principals, Himark Hong Kong and Himark Beijing has the requisite power and authority to execute the Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Agreement and the Collateral Agreements to which it is a party and the consummation by each of the Seller, Himark Hong Kong and Himark Beijing of the transactions contemplated thereby, have been duly authorized and approved the appropriate governing body of each of Seller, Himark Hong Kong and Himark Beijing, and no other action on the part of any of them is necessary to authorize the execution, delivery and performance of the Agreement, the Collateral Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby.

3.3 Consents and Approvals; No Violations. The execution and delivery by the Seller and the Principals of the Agreement and each of the Seller, the Principals, Himark Hong Kong and Himark Beijing of the Collateral Agreements to which it is a party and the consummation by it the transactions contemplated hereby and thereby will not: (a) violate or conflict with any provision of the charter documents or bylaws of any of the Seller, Himark Hong Kong or Himark Beijing; (b) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or governmental authority applicable to any of the Seller, the Principals, Himark Hong Kong or Himark Beijing; (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or other person; or (d) result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any encumbrance upon any of the properties or assets of any of the Seller, the Principals, Himark Hong Kong or Himark Beijing; or (e) give rise to any obligation, right of termination, cancellation, acceleration, payment or increase of any obligation or loss of a material benefit under, any of the terms, conditions or provisions of any agreement, instrument or other obligation to which any of the Seller, the Principals, Himark Hong Kong or Himark Beijing is a party, or by which it or any of its respective properties or assets are or may be bound, except for any such violations, breaches, conflicts, defaults, encumbrances, increases or losses which, individually or in the aggregate, will not have a Material Adverse Effect on the Deemed Consolidated Entities.

3.4 Capitalization. The share capital of Himark Hong Kong is HK$10,000 divided into 10,000 shares of HK$1.00 per share, all of which are issued and outstanding. The registered capital of Himark Beijing is RMB500,000. All of the outstanding shares of capital of Himark Hong Kong have been duly authorized and are validly issued, fully-paid and non-assessable and have been issued in accordance with all applicable laws. All of the Equity of Himark Beijing is legally owned by the Principals and beneficially owned by the Seller, in each case in the manner set forth in Schedule 3.4. All of the Equity of Himark Hong Kong is legally and beneficially owned by the Seller and Ms. Lin, in each case in the manner set forth in Schedule 3.4. There are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition of any shares of the capital or any other securities or Equity of either of Himark Hong Kong or Himark Beijing, except as set forth in the Option

Agreement and the Pledge Agreement. Other than the Principals and the Seller, no other persons or entity has ever made capital contributions to Himark Beijing.

3.5 Ownership of Assets; No Liens. Except as set forth in Schedule 3.5, the Seller is the true and lawful owner of the Assets and has all necessary power and authority to transfer the Assets to the Buyer, free and clear of all liens, charges, easements, security interests, mortgages, conditional sale contracts, equities, rights of way, covenants, restrictions, title defects, objections, claims or other encumbrances (collectively “Liens”). No other person, including without limitation, any officer, director, employee, or shareholder of the Seller, will have on the Closing Date, any direct or indirect interest in any of the Assets except for the Principals’ legal ownership of the Himark Beijing Securities. The Buyer will acquire at Closing good and valid title to the Assets, free and clear of all Liens. All assets and contracts described in the Assignment Documents have been duly transferred and assigned to the transferees set forth in those documents and the transferees set forth in those documents are the true and lawful owners of these assets and contracts. Any VAT or transfer tax payable with respect to the transfers contemplated by the Assignment Documents have been paid by the transferees pursuant to those documents and will not be payable by or chargeable to Himark Hong Kong or Himark Beijing.

3.6 Brokers and Finders. The Seller has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

3.7 Litigation. None of the Seller and its officers, directors, employees, representatives and agents, Himark Hong Kong and its officers, directors, employees, representatives and agents, Himark Beijing and its Legal Representative, officers, directors, employees, representatives and agents and the Principals is a party to any current or pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a Material Adverse Effect on the Deemed Consolidated Entities. To the best of each of the Seller and each Principal’s knowledge, no basis exists for any action, suit, proceeding or investigation. None of the Seller and its officers, directors, employees, representatives and agents, Himark Hong Kong and its officers, directors, employees, representatives and agents, Himark Beijing and its Legal Representative, officers, directors, employees, representatives and agents and the Principals is subject to any decree, judgment, order, law or regulation of any court or other governmental body which could prevent the transactions contemplated by this Agreement and the Collateral Agreements.

3.8 Financial Statements. The Seller has made available to the Buyer true and complete copies of the Deemed Consolidated Entities’ unaudited balance sheet, income statement and statement of cash flows dated March 31, 2003 (the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with US GAAP and present fairly the financial condition of the Deemed Consolidated Entities as of the date indicated. Since the date of the Financial Statements, no funds have been distributed by either of Himark Beijing or Himark Hong Kong to or on behalf of the Seller, any Principal or any of their respective Affiliates (by way of dividend, distribution or any other form of payment whatsoever) except for regularly scheduled salary paid to Ms. Lin, which salary is fully disclosed on Schedule 3.8.

3.9 Absence of Undisclosed Liabilities. None of the Deemed Consolidated Entities has any indebtedness which is not reflected or provided in full in the Financial Statements. None of the Deemed Consolidated Entities has any other liability (absolute, contingent, asserted, unasserted, known or unknown) which is not reflected in or provided in full in the Financial Statements, other than non-material liabilities incurred in the ordinary course of business since the date of the Financial Statements.

3.10 Taxes. Each of the Seller, Himark Hong Kong, Himark Beijing and the Principals has timely filed with the appropriate taxing authorities all returns, statements, forms and reports in respect of Taxes (“Tax Returns”) that are required to be filed by, or with respect to, each of the Seller, Himark Hong Kong, Himark Beijing and the Principals on or prior to the Closing Date. All Tax Returns are true and correct. No audit of any Tax Return has occurred, is in progress or has been threatened. No extension of time to file any Tax Return has been requested or extended. Each of the Seller, Himark Hong Kong, Himark Beijing and the Principals has timely paid all Taxes that are currently due and payable, whether or not shown on the Tax Returns. The Buyer is not required by the laws of the Cayman Islands, Hong Kong or the PRC to withhold any amounts in respect of the transactions contemplated by this Agreement.

3.11 Material Contracts. Schedule 3.11 lists each Material Contract to which any of the Seller, Himark Hong Kong or Himark Beijing is a party or to which any of the Seller, Himark Hong Kong or Himark Beijing, or any of their respective properties, is subject or by which any of the Seller, Himark Hong Kong or Himark Beijing is bound. “Material Contracts” includes each contract that (a) obligates any of the Seller, Himark Hong Kong or Himark Beijing to pay an amount of $10,000 or more or (b) has an unexpired term as of the date of this Agreement in excess of one year. True, fully-executed copies of the Material Contracts appearing on Schedule 3.11, including all amendments and supplements, and a written description of the terms of any oral Material Contracts, have been delivered to Buyer. Each Material Contract is valid and subsisting; each of the Seller, Himark Hong Kong and Himark Beijing has duly performed all of its obligations thereunder to the extent that the obligation to perform has accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder has occurred or as a result of this Agreement or performance hereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any of the

Seller, Himark Hong Kong or Himark Beijing under any of the contracts listed in Schedule 3.11, except as set forth therein.

3.12 Compliance with Laws; Permits. Each of the Seller, Himark Hong Kong and Himark Beijing is in compliance with all applicable laws, regulations, orders, judgments and decrees, except for failures to comply or violations which, individually or in the aggregate, have not had, and will not have, a Material Adverse Effect on the Deemed Consolidated Entities. Himark Hong Kong and Himark Beijing each possess valid Permits, to the extent required by applicable laws, authorizing the conduct of the Himark Business. There has not occurred any default under any Permits, except for any which, individually or in the aggregate, have not had, and will not have, a Material Adverse Effect on the Deemed Consolidated Entities. The Himark Business is operating without any restriction from applicable laws or otherwise.

3.13 Ownership of Operating Assets. Each of Himark Hong Kong and Himark Beijing has good title, free and clear of all title defects, objections and Liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to any machinery, equipment, furniture, inventory and other personal property reflected on Schedule 3.13. Except as set forth on Schedule 3.13, all of the foregoing personal property is in first class operating condition. All of the leases to personal property utilized in the Himark Business are valid and enforceable and are not in default.

3.14 Patents, Trademarks, Trade Names and Copyrights. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary right which are necessary to the conduct of the Himark Business are owned by either Himark Hong Kong or Himark Beijing and are listed on Schedule 3.14. The conduct of the Himark Business does not infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. Except as otherwise noted in the Seller Schedule, no litigation is pending or, to the knowledge of the Seller, has been threatened against the Seller or any officer, director, shareholder, employee, representative or agent of the Seller, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party; nor, to the best knowledge of the Seller, does any basis exist for any litigation. There has been no infringement or unauthorized use by any other person of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to either Himark Hong Kong or Himark Beijing.

3.15 Property to Operate Business. The properties of Himark Hong Kong and Himark Beijing currently owned or leased by them constitute all property necessary to conduct the Himark Business as it is presently being conducted.

3.16 Conduct of Business. All of the business and operations of Himark Hong Kong and Himark Beijing have been conducted in compliance with the United States Foreign Corrupt Practices Act. For purposes of clarity, none of the Seller, Himark Hong Kong or Himark Beijing, nor any equityholder, director, officer, employee, representative or agent of any of them, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever to any public official, candidate for public office, political party, or other third person in connection with the Himark Business or pertaining to relations with any of the customers, suppliers, or creditors of any of the Seller, Himark Hong Kong or Himark Beijing, in contravention of the laws of any applicable jurisdiction.

3.17 Environmental. There are no pending or, to the Seller’s and the Principals’ knowledge, threatened claims, suits or proceedings arising out of or related to any noncompliance with any Environmental Laws in connection with the Himark Business. Each of Himark Beijing and Himark Hong Kong has complied and is in compliance with all applicable laws relating to environmental protection, including standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of, hazardous substances (collectively, “Environmental Laws”), except where non-compliance would not have a Material Adverse Effect on the Deemed Consolidated Entities. Each of Himark Beijing and Himark Hong Kong has received all Permits relating to environmental matters, including all air, water and waste permits and permits for emission and/or disposal of solid, liquid and gaseous materials from its operations, and each of Himark Beijing and Himark Hong Kong is operating in conformance with these Permits.

3.18 Real Property. None of the Seller, Himark Hong Kong or Himark Beijing owns any real property. Schedule 3.18 lists all leases to which any of the Seller, Himark Hong Kong or Himark Beijing is a party. All leases held by any of the Seller, Himark Hong Kong and Himark Beijing are valid and enforceable and are not in default. Each lease is in full force and effect. All rents and additional rents due to date on each lease have been paid. Each of the Seller, Himark Hong Kong and Himark Beijing has been in peaceable possession since the commencement of the original term of the lease and no waiver, indulgence or postponement of any of the Seller’s, Himark Hong Kong’s or Himark Beijing’s obligations thereunder has been granted by the lessor. None of the Seller, Himark Hong Kong or Himark Beijing has violated any of the terms or conditions under any lease in any material respect, and to the knowledge of the Seller, all of the covenants to be performed by any other party under any applicable lease have been fully performed and no default by any party exists thereunder. Each of the Seller, Himark Hong Kong and Himark Beijing has good and marketable leasehold interests in all leased real property described in each lease, free and clear of any encumbrances. All Real Property is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

3.19 No Other Agreements to Sell Assets or Business. None of the Principals, the Seller, Himark Hong Kong or Himark Beijing is a party to any existing agreement which obligates any of the Seller, Himark Beijing, Himark Hong Kong or the Principals to sell to any other person or entity any of Himark Beijing’s or Himark Hong Kong’s assets (other than in the ordinary course of business), to issue or sell any Equity or to effect any merger, consolidation or other reorganization of Himark Beijing or Himark Hong Kong or to enter into any agreement with respect thereto.

3.20 Disclosure. This Agreement and all other documents and agreements delivered by the Seller to the Buyer or its attorneys or agents in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Schedule of Exceptions attached as Schedule B to this Agreement (the “Buyer Schedule”), the Buyer hereby represents and warrants to the Seller as follows:

4.1 Organization and Corporate Power. The Buyer is a validly existing entity in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted. Furthermore, the Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified, or licensed, individually or in the aggregate, would be reasonably likely to have an effect (or any development or developments which individually or in the aggregate could reasonably be expected to result in any effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the consolidated entities of which the entity forms a part, taken as a whole (as applicable, a “Material Adverse Effect”).

4.2 Authority. The Buyer has the requisite power and authority to execute the Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Agreement and the Collateral Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Buyer’s Board of Managers. No other action on the part of the Buyer is necessary to authorize the execution, delivery and performance of the Agreement and the Collateral Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

4.3 Consents and Approvals; No Violations. The execution and delivery by the Buyer of the Agreement and the Collateral Agreements to which it is a party and the consummation of each of the transactions contemplated hereby and thereby will not: (a) violate or conflict with any provision of its charter documents or bylaws; (b) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or governmental authority applicable to the Buyer; (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or other person; (d) result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any encumbrance upon any of the properties or assets of the Buyer; or (e) give rise to any obligation, right of termination, cancellation, acceleration, payment or increase of any obligation or loss of a material benefit under, any of the terms, conditions or provisions of any agreement, instrument or other obligation to which the Buyer is a party, or by which any of its properties or assets are or may be bound, except for any such violations, breaches, conflicts, defaults, encumbrances, increases or losses which, individually or in the aggregate, will not have a Material Adverse Effect on the REMEC Entities.

4.4 Capitalization. The authorized capital of the Buyer consists of 100 quotas, of which 100 quotas are issued and outstanding. All of the outstanding quotas of the Buyer have been duly authorized and are validly issued, fully-paid and non-assessable and have been issued in accordance with all applicable laws. The authorized capital of REMEC International consists of 10,000 shares of common stock and 11 shares of class A preferred stock, of which 10,000 shares of common stock are issued and outstanding. All of the outstanding shares of REMEC International have been duly authorized and are validly issued, fully-paid and non-assessable and have been issued in accordance with all applicable laws. REMEC Shanghai is a wholly-owned subsidiary of the Buyer. Other than as set forth in this Agreement, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition of any Equity of the Buyer, REMEC International or REMEC Shanghai. The REMEC China Securities and the REMEC Stock, when issued in compliance with the provisions of this Agreement, will each be validly issued, fully-paid and non-assessable and will be free of any liens or encumbrances other than as provided in this Agreement and the Collateral Agreements.

4.5 Brokers and Finders. The Buyer has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

4.6 Litigation. Neither the Buyer, REMEC Shanghai nor any of their officers, directors, employees or agents is a party to any pending or, to the best of the Buyer’s knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a Material Adverse Effect on the REMEC Entities. To the best of the Buyer’ knowledge, no basis exists for any action, suit, proceeding or investigation. Neither the Buyer, REMEC

Shanghai nor any of their officers, directors, employees or agents, is subject to any decree, judgment, order, law or regulation of any court or other governmental body which could prevent the consummation of the transactions contemplated by this Agreement.

4.7 Disclosure. This Agreement and all other documents and agreements delivered by the Buyer to the Seller or its attorneys or agents in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MS. LIN

The Seller and Ms. Lin, in all cases jointly and severally, hereby represent and warrant to the Buyer, REMEC International and REMEC as follows:

5.1 Investment Representation. They are acquiring the REMEC China Securities and the REMEC Stock for their own account for investment only and not with a view towards the distribution or resale thereof (except in compliance with applicable securities laws) and agree not to sell, transfer, pledge, hypothecate or otherwise dispose of or offer to dispose of, either the REMEC China Securities or the REMEC Stock unless it has been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or registration is not required. Each of the Seller and Ms. Lin understands that any sale of the REMEC China Securities and the REMEC Stock made in reliance upon Rule 144 promulgated under the Securities Act can be made only in accordance with the terms and conditions of Rule 144 and further, that in case Rule 144 is not applicable to any sale of either the REMEC China Securities or the REMEC Stock, resale may require compliance with another exemption under the Securities Act prior to resale. Each of the Seller and Ms. Lin understands and acknowledges that certificates representing the REMEC China Securities and the REMEC Stock issued pursuant to this Agreement will each bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT.

5.2 Information Each of the Seller and Ms. Lin have, or their purchaser representative has, sufficient knowledge and experience in financial and business affairs so that they are capable of evaluating alone, the merits and risks of an investment in REMEC, REMEC International and REMEC Shanghai. They have had an opportunity to ask questions and receive answers concerning the terms of this Agreement and to obtain any other information from the Buyer that they deem necessary or appropriate in connection with an evaluation of the merits of an investment in REMEC, REMEC International and REMEC Shanghai.

SECTION 6.

COVENANTS

6.1 Due Diligence by the Buyer and the Seller. From the date of this Agreement until the Closing Date, each of the Seller and the Principals will, and will cause Himark Beijing and Himark Hong Kong to, provide Buyer and its Affiliates and their respective employees, advisors, attorneys, accountants, agents and representatives with reasonable access during normal business hours to the personnel, properties and books and records of the Seller, Himark Beijing and Himark Hong Kong, in order that reasonable investigations of the affairs of the parties may be made. Neither the right to make these investigations nor the making of any investigation will affect the representations and warranties made in this Agreement or the right of either party to enforce them. The Seller, Himark Hong Kong and Himark Beijing will promptly furnish to the Buyer, all additional financial and operating data and other information and respond to all inquiries as will from time to time be reasonably requested.

SECTION 7.

CLOSING CONDITIONS

7.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, any one or more of which may be waived by the Buyer:

(a) The representations and warranties of the Seller and the Principals contained in this Agreement will be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and will then be true and correct in all material respects.

(b) All covenants required to be performed by the Seller, Himark Beijing, Himark Hong Kong and the Principals, at or before the Closing will have been duly performed.

(c) The Principals and Himark Beijing will have duly executed and delivered to the Buyer the Option Agreement.

(d) Himark Beijing will have duly executed and delivered to the Buyer the Exclusive Services Agreement.

(e) The Seller will have duly executed and delivered to the Buyer the Repurchase Agreement.

(f) The Principals and Himark Beijing will have duly executed and delivered to the Buyer the Pledge Agreement and any and all deposits required under the Pledge Agreement will have been made.

(g) Ms. Lin will have duly executed and delivered to the Buyer each of the Employment Agreements.

(h) The Seller will have executed and delivered to the Buyer the Voting Agreement.

(i) There will have been no Material Adverse Change to the Deemed Consolidated Entities from the date of this Agreement through Closing.

(j) The Buyer will have received, in writing and in form and substance reasonably acceptable to the Buyer, all necessary governmental and third parties consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement.

(k) The Buyer will have completed, on a reasonably satisfactory basis, its due diligence of the Seller, Himark Beijing, Himark Hong Kong and the Himark Business.

(l) The Seller Schedule (and any amendments or additions to the Seller Schedule) will be satisfactory to Buyer in its sole discretion.

(m) All Assignment Documents will have been executed and delivered to the Buyer.

(n) The Seller will have duly executed and delivered the Transfer Documents to the Buyer.

7.2 Conditions to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by the Seller:

(a) The representations and warranties of the Buyer contained in this Agreement will be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and will then be true and correct in all material respects.

(b) All covenants required to be performed by the Buyer at or before the Closing will have been duly performed.

(c) The Buyer will have duly executed and delivered to Ms. Lin the Employment Agreements.

(d) There will have been no Material Adverse Change to the REMEC Entities from the date of this Agreement through Closing.

(e) The Seller will have received, in writing and in form and substance reasonably acceptable to the Seller, all necessary governmental and third parties consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement.

SECTION 8.

CONFIDENTIALITY

The parties to this Agreement will keep the nature and terms of this Agreement and the transactions contemplated by this Agreement confidential until the parties to this Agreement mutually agree upon the language and timing of a press release or until one party determines, based upon the advice of legal counsel, that a public announcement is required by law, in which case the parties to this Agreement will in good faith attempt to agree on any public announcements or publicity statements with respect to this Agreement (except that any party (and each employee, agent and other representative of that party) may freely disclose, without limitation, the tax structure and tax treatment of the transactions contemplated by this Agreement). The parties to this Agreement further agree to keep confidential any information regarding the business plans, operations, relationships or financial position of the other party to this Agreement and its respective Affiliates and will not reveal this confidential information to any party other than its authorized employees, officers, directors, managers, accountants, attorneys, agents, and representatives who have need of this information for the purpose of evaluating the transactions contemplated by this Agreement (except that any party (and each employee, agent and other representative of that party) may freely disclose, without limitation, the tax structure and tax treatment associated with the foregoing).

SECTION 9.

INDEMNIFICATION

9.1 Indemnity.

(a) The Seller and Ms. Lin hereby jointly and severally indemnify and hold harmless the Buyer from and against any and all losses, liabilities, claims, disputes, proceedings, demands, judgments, settlements, costs and expenses of any nature whatsoever (including fees and disbursements of attorneys, accountants or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement or appeal) (the foregoing referred to individually as a “Loss” and collectively as “Losses”) resulting from or arising out of (i) any breach of any representation or warranty of the Seller or the Principals contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered to the Buyer or its representatives in connection with this Agreement, (ii) the nonperformance, partial or total, of any covenant of the Seller or the Principals contained in this Agreement, (iii) any liabilities or obligations of any nature, (including without limitation product liability) whether known or unknown, whether fixed or contingent, accrued or unaccrued, attaching to or asserted or arising in respect of any of the Assets, which relate to matters or circumstances occurring on or before the Closing and which are not expressly assumed by the Buyer pursuant to this Agreement, and (iv) the claims of third parties arising out of or in connection with the business of either Himark Hong Kong or Himark Beijing (or the Himark Business howsoever conducted) conducted before the Closing.

(b) The Buyer hereby indemnifies and holds harmless the Seller and the Principals from and against any and all Losses resulting from or arising out of (i) any breach of any representation or warranty of the Buyer contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered to the Seller or its representatives in connection with this Agreement, (ii) the nonperformance, partial or total, of any covenant of the Buyer contained in this Agreement, and (iii) the claims of third parties arising out of or in connection with the business of either Himark Hong Kong or Himark Beijing conducted after the Closing.

(c) For purposes of Losses incurred pursuant to any matters set forth in this Agreement, the amount of the Loss ultimately determined will bear interest at the rate of 8% per annum, compounded monthly, from the date the Loss was incurred through to the date that the Indemnified Party was actually indemnified for the Loss. All interest accrued on a Loss will itself form part of the Loss and will be subject to indemnification as set forth in this Section 9.1.

(d) For purposes of indemnification sought pursuant to Section 9.1 of this Agreement, the party or parties seeking indemnification will be referred to as the “Indemnified Party” and the party or parties required to provide indemnification will be referred to as the “Indemnified Party”.

9.2 Limitation on Amount of Indemnity. Except with respect to: (a) liabilities arising from the fraudulent or intentional misrepresentations of any Indemnifying Party or (b) any claim for indemnification arising pursuant to breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.10 and 3.17 of this Agreement (each of the matters set forth in (a) and (b) above will not be limited by minimum amount), no Indemnifying Party will be required to indemnify an Indemnified Party under Section 9.1 unless the aggregate amount of all Losses for which indemnity is due exceeds $25,000, in which case the Indemnifying Party will be responsible for the entire amount of the Losses due.

9.3 Notice of Claims; Procedures. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, the claim must be in writing and state in general terms the facts upon which the Indemnified Party makes the claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party must give written notice to the Indemnified Party within 28 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. Notwithstanding assumption, the Indemnified Party will have the right to participate in the defense, by written notice given to the Indemnifying Party within 15 days from the date of the Indemnifying Party’s notice, provided that participation will be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party or different defenses are available to the Indemnified Party, in which case the cost of participation (including attorneys fees for counsel selected by the Indemnified Party) will be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party will have the right to fully control and to settle the proceeding. If the Indemnified Party elects to participate in the defense, the parties will cooperate in the defense of the proceeding, and must not settle the same without the consent of the other, which consent will not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense, the Indemnified Party will have the right to do so (at the expense of the Indemnifying Party) and may settle the same without the consent of the Indemnifying Party.

SECTION 10.

REGISTRATION OF REMEC STOCK

10.1 Registrable Shares. For purposes of this Agreement, “Registrable Shares” means the REMEC Stock issued to the Seller in accordance with Section 2.2 of this Agreement.

10.2 Required Registration. Within thirty (30) days after the Closing Date, REMEC will use its commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-3 covering the resale of the REMEC Stock (the “Resale Registration Statement”) under the Securities Act with respect to the sale of the Registrable Shares by the Seller. REMEC will use its commercially reasonable efforts to cause the Resale Registration Statement and all registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as the Seller may reasonably request and that would permit or facilitate the sale of Registrable Shares to become effective within ninety (90) days after the Closing Date; provided, however, that REMEC will not be required in connection therewith to qualify to do business or to file a general consent to service of process in any state or jurisdiction. REMEC will provide the Seller upon request with as many copies of the prospectus contained in the Resale Registration Statement as the Seller may reasonably request.

10.3 Effectiveness; Suspension Right.

(a)	From and after the effectiveness of the Resale Registration Statement, REMEC will use its reasonable efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) one hundred and eighty (180) days following the effectiveness of the Resale Registration Statement or (ii) such time as all of the Registrable Shares have been sold by the Seller (the “Registration Effective Period”), and from time to time REMEC will amend or supplement the Resale Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

(b)	Following the effective date of the Resale Registration Statement, the Seller will be permitted, subject to the Suspension Right (as defined in paragraph (c) below), to offer and sell Registrable Shares during the Registration Effective Period in the manner described in the Resale Registration Statement provided that the Resale

Registration Statement remains effective and no stop order or suspension of the use of the Resale Registration Statement has been imposed by the SEC.

(c)	Subject to the provisions of this Section 10, REMEC will have the right at any time to require that the Seller suspend further open market offers and sales of Registrable Shares whenever, and for so long as, in the reasonable judgment of REMEC after consultation with counsel there is in existence material undisclosed information or events with respect to REMEC (the “Suspension Right”). If REMEC exercises the Suspension Right, the suspension will continue for that minimal period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to REMEC and its shareholders or until such time as the information or event is no longer material, each as determined in good faith by REMEC after consultation with counsel. REMEC will promptly give the Seller notice of any suspension.

10.4 Expenses. REMEC will bear all costs and expenses of registration under this Section 10, including, without limitation, printing expenses, legal fees and disbursements of counsel for REMEC, “blue sky” expenses, accounting fees and filing fees, but excluding any underwriting commissions or similar charges in connection with the resale of the REMEC Stock and excluding any counsel fees for counsel (if any) retained by the Seller.

10.5 Indemnification.

(a)	To the fullest extent permitted by law, REMEC will indemnify and hold harmless the Seller, each underwriter of REMEC Stock being sold by the Seller pursuant to this Section 10 and each person, if any, who controls the Seller or underwriter within the meaning of the Securities Act or the Exchange Act (for purposes of this Section 10.5 only, a “Seller Indemnified Person”) against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other Law and, except as hereinafter provided, will promptly reimburse as incurred the Seller Indemnified Persons for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to this Section 10 or any post-effective amendment thereto, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by REMEC of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to REMEC and relating to action or inaction required of REMEC in connection with such registration; provided, however, that REMEC shall not be liable to any such Seller Indemnified Person in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished to REMEC by any Seller Indemnified Person specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(b)	To the fullest extent permitted by law, the Seller and each Principal will jointly and severally indemnify REMEC, each person, if any, who controls REMEC within the meaning of the Securities Act or the Exchange Act, each director of REMEC and each officer of REMEC who signs the Resale Registration Statement and each underwriter of REMEC Stock (for purposes of this Section 10 only, a “REMEC Indemnified Person”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other Law, and, except as hereinafter provided, will promptly reimburse such REMEC Indemnified Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 10 of this Agreement or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to REMEC by the Seller or either Principal specifically for use in connection with such registration statement, prospectus or post-effective amendment.

(c)	Each Seller Indemnified Person or REMEC Indemnified Person entitled to indemnification under this Section 10 (an “Registration Indemnified Person”) must give notice to the party required to provide indemnification (the “Registration Indemnifying Person”) promptly after such Registration Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and must permit the Registration Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Registration Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Registration Indemnified Person (whose approval shall not unreasonably be withheld), and the Registration Indemnified Person may participate in such defense at such party’s expense, and provided further that the failure of any Registration Indemnified Person to give notice as provided herein shall not relieve the Registration Indemnifying Person of its obligations under this Section 10 except to the extent the Registration Indemnifying Person is materially prejudiced thereby. No Registration Indemnifying Person, in the defense of any such claim or litigation, must (except with the consent of each Registration Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Registration Indemnified Person of a complete release from all liability in respect to such claim or litigation. Each Registration Indemnified Person must furnish such information regarding itself or the claim in question as a Registration Indemnifying Person may reasonably request in writing and as will be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)	To the extent that the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to a Registration Indemnified Person with respect to any loss, liability, claim, damage or expense referred to herein, then the Registration Indemnifying Person, in lieu of indemnifying such Registration Indemnified Person hereunder, must contribute to the amount paid or payable by such Registration Indemnified Person as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying Person on, the one hand, and of the Registration Indemnified Person, on the other hand, in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Registration Indemnifying Person and of the Registration Indemnified Person will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Registration Indemnifying Person or by the Registration Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

SECTION 11.

MISCELLANEOUS

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by (a) the mutual written consent of the Buyer and the Seller, (b) either the Buyer or the Seller if (i) the other party or its Affiliates takes any action, or fails to take any action, which causes a breach of the terms of this Agreement, or (ii) the Closing Date does not occur before July 15, 2003. If this Agreement is terminated as provided in this Section 11.1, all of the obligations of the parties to this Agreement (except with respect to the obligation set forth in Article VIII hereof or as otherwise expressly provided in this Agreement) will also terminate and there will be no other liability on the part of any party to the other, except liability for breach of this Agreement or in respect of any surviving provisions.

11.2 Notices. All notices, demands, requests, consents and other communications required or permitted hereunder must be in writing and delivered (a) by facsimile, (b) personally, or (c) mailed by certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Buyer and, after the Closing, Himark Beijing or Himark Hong Kong:

REMEC China Holdings SRL

c/o REMEC, Inc.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

Attention: Donald Wilkins, Esq.

Facsimile: (858) 259-4186

with a copy to:

Heller Ehrman White & McAuliffe LLP

333 Bush Street

San Francisco, California 94104-2878

Attention: Randall Schai, Esq.

Facsimile: (415) 772-6268

If to the Seller and, prior to the Closing, Himark Beijing or Himark Hong Kong:

Himark Telecom Group Limited

26th Floor China Merchants Tower

118 Jiang Guo Lu

Beijing 100022

Attention: Ms. Shu Yi Lin

Facsimile: (10) 6566-9520

If to the Principals:

Shu Yi Lin and Lin Mao Cheng

c/o Himark Telecom Group Limited

26th Floor China Merchants Tower

118 Jiang Guo Lu

Beijing 100022

Facsimile: (10) 6566-9520

Either party may change its address from time to time for purposes of notice or other communication hereunder by giving notice to the other party in accordance with this section. Delivery by facsimile is effective upon receipt of successful fax transmission but must be followed by delivery by mail as set forth above. Each notice or other communication delivered other than by facsimile will for all purposes of this Agreement be treated as being effective or having been given upon receipt unless otherwise indicated herein.

11.3 Payment of Fees and Expenses. Except as otherwise provided in this Agreement, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated by this Agreement.

11.4 Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties. Any attempted assignment without consent will be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.5 Headings; Construction. The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender will include the masculine, the feminine and the neuter.

11.6 Further Assurances. Whether in their capacity as an officer, director, executive, manager or Equity-holder of any of Himark Beijing, Himark Hong Kong or the Seller prior to the Closing Date, each of the Principals will, and will cause the Seller to, at any time and from time to time after the Closing Date, execute and deliver any further instruments, conveyances or transfers, and take any additional actions, as the Buyer, REMEC Shanghai, REMEC International or REMEC, or the successors or assigns to any of them, reasonably request in order to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

11.7 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile will be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by that party.

11.8 Governing Law and Arbitration.

(a) This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws provisions.

(b) Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, shall be subject to the UNCITRAL Rules, settled by arbitration situated in London, England and administered by the London Court of International Arbitration or any other arbitration service as the parties mutually agree within ten (10) days of any request by any party for submission of a matter to arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. This agreement to arbitrate is specifically enforceable. Any arbitration shall be conducted by three arbitrators, with each of the Buyer and the Seller nominating one arbitrator and the remaining arbitrator being nominated by the mutual agreement of the arbitrators nominated by the parties. Within twenty (20) days after receipt of any arbitration notice, the parties must name their respective arbitrator. Within twenty (20) days after the naming of the two arbitrators, the third arbitrator must be named. If either party fails to name its respective arbitrator, or if the third arbitrator is not named, or within twenty (20) days after any arbitrator resigns or otherwise ceases to serve in this capacity, a replacement arbitrator is not named by the party that originally named the arbitrator, the arbitrator as to which agreement cannot be reached or as to which a timely appointment is not made may be named by the remaining arbitrators. The arbitrators may not award punitive or consequential damages. The parties agree that, if either party initiates any arbitration proceedings to obtain any payments, benefits, rights or injunctive or other relief related to this Agreement, the prevailing party will be entitled to recover all reasonable attorneys fees and other related expenses incurred by that party to the extent that party is successful in the proceedings.

11.9 Severability. Any term or provision of this Agreement that is, or whose application is, or is declared by arbitration or a court of competent jurisdiction to be, invalid or unenforceable in any jurisdiction, will, as to that jurisdiction, be ineffective to the extent of the invalidity or unenforceability and the remainder of this Agreement will continue in full force and effect. The parties further agree to replace a void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of a void or unenforceable provision.

11.10 Amendment. This Agreement may be amended only by a writing signed by all of the parties to this Agreement.

11.11 Currency. Unless otherwise expressly provided, all amounts of currency in this Agreement are stated in, and will be interpreted to be, dollars of the currency of the United States of America.

11.12 Complete Agreement. This Agreement and the Collateral Agreements contain the entire agreement of the parties with respect to the subject matter of this transaction and supersedes all prior and contemporaneous negotiations, agreements, arrangements and understandings between them with respect to the subject matter of this transaction.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed and delivered all as of the date first above written.

REMEC CHINA HOLDINGS SRL		THE PRINCIPALS

By:	/s/ DAVID L. MORASH	By:	/s/ SHU YI LIN
Name:	Mr. David L. Morash	Name:	Ms. Shu Yi Lin
Title:	Director
		By:	/s/ MAO CHENG LIN
		Name:	Mr. Mao Cheng Lin

HIMARK TELECOM GROUP LIMITED

By:	/s/ SHU YI LIN
Name:	Ms. Shu Yi Lin
Title:	Director

REMEC, Inc. hereby joins this Asset Purchase Agreement with respect to Section 10 of this Asset Purchase Agreement only.

REMEC, Inc.

By:	/s/ DAVID L. MORASH
Name:	Mr. David L. Morash
Title:	Executive Vice President and Chief Financial Officer